Exhibit 99

Media	Investors

Mary Eshet	Jim Rowe

704-383-7777	415-396-8216

Wells Fargo & Company Increases Quarterly Cash Dividend Rate to $0.22

SAN FRANCISCO, March 13, 2012 – Wells Fargo & Company (NYSE: WFC) today announced an additional first quarter 2012 dividend on its common stock of $0.10 per share, which together with the $0.12 per share dividend previously declared on January 24, 2012, brings the total dividend declared for the first quarter to $0.22 per share. The additional dividend is payable March 30, 2012, to stockholders of record on March 26, 2012.

The Company also announced that the Federal Reserve did not object to its Capital Plan submitted in January 2012, or to the dividend rate increase and other capital actions included in the plan.

“We are extremely pleased to reward our shareholders with an increased dividend rate for a second consecutive year,” said Chairman and CEO John Stumpf. “Today’s decision by the Federal Reserve Board allows us to increase the dividend and undertake other actions to return capital to our shareholders. Our ability to do this is a testament to our diversified business model, which has allowed us to continue to grow capital, while at the same time growing our balance sheet and providing our shareholders with more return on their investment.

“The Federal Reserve’s stress test scenario applied a series of very conservative assumptions to validate the industry’s ability to perform and maintain adequate capital in the event of unlikely, dire circumstances. Wells Fargo has always managed its business to perform for shareholders through a variety of economic environments and we are pleased that this process again validates the strength of our franchise.”

In addition to the increased dividend rate, the Company’s capital plan allows for a higher level of common share repurchase activity in 2012 versus 2011. The plan also includes selective redemptions of trust preferred securities that no longer count as Tier 1 Capital under the Dodd-Frank Act.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.3 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and other distribution channels across North America and internationally. With more than 272,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked No. 23 on Fortune’s 2011 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about our future regulatory capital levels and possible future capital actions, including common stock dividends and common stock repurchases. Forward-looking statements speak only as of the date made, and we do not undertake to update them. Actual capital levels and capital actions may vary materially from the expectations described in this news release due to a number of factors, including those described in our reports filed with the Securities and Exchange Commission and available at www.sec.gov. The amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions. The Company may use shares of common stock acquired under the repurchase authority for any corporate purpose.